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For Immediate Release
                                    CONTACT: Morgen-Walke Associates
                                    Jason Golz/Quynh Nguyen (Investor Relations)
                                    415/296-7383
                                    investors@npix.com
                                          or
                                    Ron Heckmann (Financial Media)
                                    415/439-4513


          NPI ANNOUNCES STRATEGIC INVESTMENT IN FALCONSTOR(TM) SOFTWARE,
                   AN EMERGING LEADER IN THE NETWORK STORAGE
                         INFRASTRUCTURE SOFTWARE MARKET

               Acquires Exclusive Option to Merge with FalconStor


FREMONT, Calif.--April 2, 2001--Network Peripherals Inc. (NPI) (Nasdaq: NPIX) today announced that it has invested US$25 million for a significant minority stake in privately held FalconStor Software, Inc. Headquartered in Melville, New York, and headed by ReiJane Huai, formerly President and Chief Executive Officer of Cheyenne Software, FalconStor is an emerging leader in network storage infrastructure software, one of the fastest-growing areas of the $44 billion global storage industry.


Under the terms of the transaction, which was unanimously approved by the NPI Board of Directors, NPI has also acquired an exclusive option to merge with FalconStor, which option may be exercised during a 14-day period expected to begin during the last week of April 2001. Upon exercise of the option and completion of the merger, NPI would change its name to FalconStor, with the merged company headquartered in Melville, New York. It is anticipated that NPI shareholders would hold approximately one-third of the common stock of the combined enterprise. Completion of the merger would be subject to expiration of the applicable Hart-Scott-Rodino waiting period, NPI shareholder approval and other customary closing conditions. Reflecting the transaction announced today, NPI has the right to name a director to FalconStor's existing three-member Board.

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"This transaction is designed to achieve our overriding objective of building value for all NPI shareholders," said Jim Regel, President and Chief Executive Officer of NPI. "It will reposition the company as a leading provider of network storage infrastructure software. It will give us the potential to realize the high growth, high operating margins and profitability associated with successful software enterprises. Moreover, we will have the strategic, operational and financial resources for significant future growth in the rapidly growing storage management software market, which is expected to be a $14 billion industry by 2004.

 "We are particularly pleased to deepen our relationship with ReiJane Huai. ReiJane is widely regarded as a technology visionary throughout the storage industry. He is well-known for his remarkable record at Cheyenne Software, which was acquired by Computer Associates in 1996 in a $1.3 billion transaction," Regel concluded.

Reflecting its strategic decision to focus on software solutions for the convergence of networking and storage, NPI has retained Lehman Brothers to evaluate strategic alternatives for the company's existing hardware business.

 "We welcome NPI's investment in our company, which builds upon the business relationship we recently established with NPI," said ReiJane Huai, President and Chief Executive Officer of FalconStor. "By enhancing our balance sheet, FalconStor will be able to expand its R&D initiatives and accelerate the establishment of its global business infrastructure."

 On March 6, 2001, NPI announced its collaboration with FalconStor to embed that company's new IPStorTM software into an NPI switch consistent with current industry standards including Gigabit Ethernet ports, SCSI ports and Fibre Channel ports. The new XSAN(TM) is also the first switch enabled by IPStor to provision storage over IP with a full suite of enterprise-class storage services including virtualization, mirroring, remote replication, snapshot and zero-impact backup/restore facilitators. XSAN(TM) is designed to fully support the emerging iSCSI standard.

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FalconStor has a leading software solution for IP storage. FalconStor's open-standards- based software bridges all existing storage network standards and provides seamless device compatibility between disparate storage subsystems, leveraging the investment made in existing infrastructure. The company's product, IPStor, enables IP-based storage and offers virtualization throughout the storage environment to provide SAN (storage-area network) and NAS (network-attached storage) services under a unified management umbrella, representing a fundamental shift compared to current virtualization and storage management solutions.

NPI's financial advisor with regard to the FalconStor transaction is Lehman Brothers. Credit Suisse First Boston acted as placement agent and advisor to FalconStor.


About FalconStor

FalconStor Software, Inc. is a storage infrastructure company bridging the divide between storage and IP networking. FalconStor's IPStor is the first software to centralize, virtualize and provision storage over IP using standard industry components such as Gigabit Ethernet, Fibre Channel and SCSI, with future support for iSCSI and InfiniBand. Founded in 2000, FalconStor is headquartered in Melville, New York, with international offices in Paris, Taichung (Taiwan) and Tokyo.

About Network Peripherals

Network Peripherals Inc. (NPI; Nasdaq: NPIX), headquartered in Fremont, Calif., supplies a full range of Layer 2/3 Ethernet switching solutions based on its flexible NuWaveArchitecture(TM), a combination of proprietary chips and high-performance software. The Company's product development and customer care efforts are focused on market-specific solutions to help network owners handle increased traffic, including media-rich applications. More information is available in the U.S. at 800-674-8855 or at www.npi.com on the World Wide Web.

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The Company will conduct a conference call with investment professionals at 9:00
a.m. EDT (6:00 a.m. PDT) today, April 2, 2001, to discuss this announcement. The conference call can be accessed by calling (888) 391-0900 or (415) 904-2449. Additionally, there will be a webcast live at www.npi.com.


With the exception of historical information, the statements set forth above include forward-looking statements (including but not limited to expected benefits to be realized from the FalconStor transactions, express or implied statements regarding the consummation or success of a potential merger transaction and strategic alternatives for the hardware business and the potential growth of the storage industry) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include: risks that the reduction in our liquid assets could limit our ability to operate independently if the merger is not consummated; risks that the closing conditions will not be satisfied; the early stage of FalconStor's business; our dependence on a small number of OEM and distribution channel customers; potential delays in product development; rapid technological change in the storage and networking industries; potential litigation involving intellectual property and other issues; and other risk factors discussed in the company's reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.